Exhibit 10.40

REVENUE INTERESTS ASSIGNMENT AGREEMENT

Dated as of July 21, 2006

and

Restated as of August 18, 2006

between

OSCIENT PHARMACEUTICALS CORPORATION,

GUARDIAN II ACQUISITION CORPORATION

and

PAUL ROYALTY FUND HOLDINGS II

*	Denotes confidential treatment

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXHIBITS

Exhibit A	–	Antara Purchase Agreement
Exhibits B-1 and B-2	–	Forms of Assignments of Interests
Exhibits C-1 and C-2	–	Forms of Deposit Agreements
Exhibit D	–	Form of Security Agreement
Exhibit E	–	Legal Opinion of Ropes & Gray LLP (transaction opinion)
Exhibit F-1	–	Legal Opinion of Ropes & Gray LLP (IP opinion-Antara)
Exhibit F-2	–	Legal Opinion of Hamilton Brook Smith and Reynolds (IP opinion-Factive)
Exhibit G	–	Stock Purchase Agreement
Exhibit H	–	Note Purchase Agreement
Exhibit I	–	Form of Warrant

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*  DENOTES CONFIDENTIAL TREATMENT

REVENUE INTERESTS ASSIGNMENT AGREEMENT

This REVENUE INTERESTS ASSIGNMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of July 21, 2006 by and among Oscient Pharmaceuticals Corporation, a Massachusetts corporation (the “Company”), Guardian II Acquisition Corporation, a wholly-owned Delaware subsidiary of the Company, and Paul Royalty Fund Holdings II, a California general partnership (“PRF”).

WHEREAS, each of the Assignors (as defined below) wishes to sell, assign, convey and transfer to PRF, and PRF wishes to purchase from the Assignors, the Assigned Interests (as hereinafter defined), upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Aggregate Deposit Funds” shall mean any and all financial assets, funds, monies, checks or other items deposited into the Joint Accounts.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Antara” shall mean any product used for treating patients with hypercholesterolemia, mixed dyslipidemia or hypertriglyceridemia which includes: (i) the formulation of fenofibrate, known as 2-[4-(4-chlorobenzoyl) phenoxy]-2-methyl-propanoic acid, 1-methylethyl ester; or (ii) any formulation, reformulation or line extension containing fenofibrate as an active ingredient, or any derivative or closely related analogs of fenofibrate (including but not limited to any stereoisomers, either separated or combined, any hydrates, any polymorphs, any salts, any solvates and any crystal forms) approved by the FDA as monotherapy or in combination with any other pharmaceutical substance that is made, developed, sold, offered for sale, distributed, marketed or promoted by the Company, its Affiliates or Licensees.

“Antara Purchase Agreement” shall mean that certain Asset Purchase Agreement by and among the Company, Guardian and Reliant Pharmaceuticals, Inc. dated as of the date hereof, including the exhibits specifically listed therein, attached hereto as Exhibit A.

“applicable Deposit Accounts” shall have the meaning set forth in Section 5.08(h).

“Applicable Percentage” shall mean, as of any date of determination, on a Fiscal Year-by-Fiscal Year basis (or applicable portion thereof in the first and last Fiscal Years under this Agreement), during the Revenue Interest Period,

(a) prior to the date that the cumulative payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02, 5.07(c) and 5.08 first exceed [*] percent ([*]%) of the cumulative payments made by PRF under Section 2.03, the following:

(i) with respect to Net Revenues of up to and including seventy-five million dollars ($75,000,000), nine percent (9%);

(ii) with respect to Net Revenues in excess of seventy-five million dollars ($75,000,000) but less than and including one hundred fifty million dollars ($150,000,000), six percent (6%); and

(iii) with respect to Net Revenues in excess of one hundred fifty million dollars ($150,000,000), two percent (2%); and

(b) from and after the date that the cumulative payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02, 5.07(c) and 5.08 are at least [*] percent ([*]%) of the cumulative payments made by PRF under Section 2.03, [*] percent ([*]%).

For the avoidance of doubt, the percentages set forth in this definition of “Applicable Percentage” are subject to reduction by fifty percent (50%) pursuant to Section 5.07(c).

“Assigned Interests” shall mean PRF’s right to receive amounts equal to the Applicable Percentage of the Net Revenues pursuant to the terms and conditions of this Agreement.

“Assignments of Interests” shall mean those Assignments of Interests dated the Closing Date pursuant to which each of the Assignors shall assign to PRF all of its rights and interests in and to the Assigned Interests purchased hereunder, which Assignments of Interests shall be substantially in the forms of Exhibit B-1 and Exhibit B-2.

“Assignors” shall mean collectively the Company and Guardian.

“Audit Costs” shall mean, with respect to any audit of the books and records of the Company and its Subsidiaries with respect to amounts payable or paid under this Agreement, the out – of – pocket cost of such audit payable to third parties, including all fees, costs and expenses incurred in connection therewith.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i) an Assignor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or an Assignor shall make a general assignment for the benefit of its creditors;

(ii) there shall be commenced against an Assignor any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of sixty (60) Business Days;

(iii) there shall be commenced against an Assignor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (A) all or any substantial portion of its assets and/or (B) the Products or any substantial portion of the Intellectual Property related to the Products, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) Business Days from the entry thereof;

(iv) the failure of an Assignor to take action to object to any of the acts set forth in clauses (ii) or (iii) above within ten (10) days of such Assignor receiving written notice of such act; or

(v) an Assignor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its respective debts as they become due.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Option” shall have the meaning set forth in Section 5.07(a).

“Call Option Closing Date” shall have the meaning set forth in Section 5.07(a).

“Change of Control” shall mean:

(i) the bona fide acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of any capital stock of the Company, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii) the consummation after approval by the Company’s stockholders of a bona fide merger or consolidation of the Company, with any other Person, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the Company’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation;

(iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (together with any new directors (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (ii) of this definition of “Change of Control”), whose election by such board of directors or nomination for election by the Company’s stockholders, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of the Company then in office, provided that the circumstances described in this clause (iii) shall not be deemed to be a Change of Control if the directors constituting a majority of the Board of Directors of the Company were elected or appointed in connection with a merger or consolidation of the Company which is not, pursuant to clause (ii) of this definition, a Change of Control; or

(iv) the bona fide sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its Subsidiaries of all or substantially all the assets of the Company and its Subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned (direct or indirect) Subsidiary of the Company.

“Change of Control Notice” shall have the meaning set forth in Section 5.07(b).

“Change of Control Period” shall have the meaning set forth in Section 5.07(b).

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall have the meaning set forth in Section 6.01.

“Collateral” shall mean the property included in the definition of “Collateral” in the Security Agreement.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Confidential Information” shall mean, as it relates to the Company and its Affiliates and the Products, the Intellectual Property, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential. Notwithstanding the foregoing definition, Confidential Information shall not include information that (i) is already in the public domain at the time the information is disclosed, (ii) thereafter is obtained from other sources not subject to confidentiality, or (iii) is required to be disclosed under securities laws, rules and regulations applicable to the Company or its Affiliates or PRF, as the case may be, or pursuant to the rules and regulations of any securities exchange or trading system or pursuant to any other laws, rules or regulations of any Governmental Authority having jurisdiction over the Company, its Affiliates or PRF.

“Consolidated Cash” shall mean, as of the end of each fiscal month end close, the aggregate balance of cash and cash equivalents of Assignors on a consolidated basis, less any Restricted Cash.

“Daily Amount” shall have the meaning set forth in Section 2.02(a)(ii).

“Debt Condition” shall have the meaning set forth in Section 6.02(k).

“Default” shall mean the occurrence of any event or circumstance that would, with the giving of notice, lapse of time, or both, be an Event of Default.

“Deposit Account (Antara)” shall mean, collectively, any deposit and segregated deposit accounts established and maintained at the Deposit Bank pursuant to a Deposit Account Control Agreement (Antara) and this Agreement. The Deposit Account (Antara) shall be the account into which all payments made in respect of the sale or other disposition of Antara are to be remitted.

“Deposit Account (Factive)” shall mean, collectively, any deposit and segregated deposit accounts established and maintained at the Deposit Bank pursuant to a Deposit Account Agreement (Factive) and this Agreement. The Deposit Account (Factive) shall be the account into which all payments made in respect of the sale or other disposition of Factive are to be remitted.

“Deposit Accounts” shall mean, collectively, the Deposit Account (Antara) and the Deposit Account (Factive).

“Deposit Account Control Agreement (Antara)” shall mean, any agreement entered into by a Deposit Bank, Guardian and PRF as of the Closing Date, substantially, in the form of Exhibit C-1 attached hereto, pursuant to which, among other things, the Deposit Account (Antara), the Joint Concentration Account (Antara), the PRF Concentration Account (Antara), and Guardian Concentration Account shall be established and maintained.

“Deposit Account Agreement (Factive)” shall mean any agreement entered into by a Deposit Bank, the Assignors and PRF as of the Closing Date, substantially in the form of Exhibit C-2 attached hereto, pursuant to which, among other things, the Deposit Account (Factive), the Joint Concentration Account (Factive), the PRF Concentration Account (Factive), and the Oscient Concentration Account shall be established and maintained.

“Deposit Agreements” shall mean, collectively, the Deposit Account Control Agreement (Antara) and the Deposit Account Agreement (Factive).

“Deposit Bank” shall mean JPMorgan Chase Bank or such other bank or financial institution approved by each of PRF and the Company and a party to any Deposit Agreement.

“Disputes” shall have the meaning set forth in Section 3.12(j).

“Drug Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of either Product as a drug in a regulatory jurisdiction, including with respect to an NDA or supplemental NDA, or a prior approval supplement to an NDA or any amendments thereto submitted to the FDA.

“Equity Condition” shall have the meaning set forth in Section 6.02(k).

“Event of Default” shall mean the occurrence of any Put Option Event and any other breach by the Assignors of this Agreement, whether or not constituting a Put Option Event.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“Factive” shall mean any orally administered product used for the treatment of bacterial infections, which includes: (i) the formulation of gemifloxacin mesylate, known as (R,S)-7-[(4Z)-3-(aminomethyl)-4-(methoxyimino)-1-pyrrolidinyl]- 1-cyclopropyl-6-fluoro-1,4-dihydro-4-oxo-1,8-naphthyridine-3-carboxylic acid; or (ii) any formulation, reformulation or line extension containing gemifloxacin mesylate as an active ingredient, or any derivative or closely related analogs of gemifloxacin mesylate (including but not limited to any stereoisomers, either separated or combined, any hydrates, any polymorphs, any salts, any solvates and any crystal forms) approved by the FDA as monotherapy or in combination with any other pharmaceutical substance that is made, developed, sold, offered for sale, distributed, marketed or promoted by the Company, its Affiliates or Licensees.

“FDA” shall mean the United States Food and Drug Administration or any successor federal agency thereto.

“FDA Approval” shall mean approval by the FDA of the formulation, manufacture, marketing, sale and distribution of the Products.

“Final Payments” shall mean, for any Fiscal Quarter, the product of the Applicable Percentage and Net Revenues for such quarter.

“Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2003, December 31, 2004, and December 31, 2005 and the related audited consolidated statements of operations and cash flows and the related audited consolidated statements of shareholders’ equity and comprehensive income of the Company and its Subsidiaries for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005, and the unaudited consolidated balance sheet of the Company and its Subsidiaries at March 31, 2006 and the related unaudited consolidated statements of operations and cash flows and the related unaudited consolidated statement of shareholders’ equity and comprehensive income of the Company and its Subsidiaries for the fiscal quarter ended March 31, 2006 and in each case, the accompanying footnotes thereto.

“Fiscal Quarter” shall mean a calendar quarter.

“Fiscal Year” shall mean a calendar year.

“Full Buy-Down Option” shall have the meaning set forth in Section 5.07(d).

“Full Buy-Down Option Closing Date” shall have the meaning set forth in Section 5.07(d).

“Full Buy-Down Price” shall mean an amount, when taken together with Payments made prior to the payment of the Full Buy-Down Price, that would generate an internal rate of return (utilizing the same methodology utilized by the IRR function in Microsoft Excel 2003) to PRF of [*] percent ([*]%) in respect of the PRF Payments.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Genesoft Consent” shall have the meaning set forth in Section 5.13.

“Genesoft Note Purchase Agreement” shall mean Note Amendment and Exchange Agreement among Genesoft Pharmaceuticals, Inc., Genome Therapeutics Corp. and the Genesoft Noteholders listed on schedules A and B thereto, dated as of November 17, 2003.

“Genesoft Noteholder” shall mean the noteholders listed on schedules A and B to the Genesoft Note Purchase Agreement.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including the United States Patent and Trademark Office, the FDA, the United States National Institutes of Health, or any other government authority in any country.

“Gross Product Revenues” with respect to the Products means, for any period of determination, the sum of the following for such period: (i) the amounts invoiced by the Assignors or any of their Affiliates or licensees or sublicensees to a Third Party with respect to the sale of Products in the Territory by the Assignors or any of their Affiliates or licensees or sublicensees, respectively, and (ii) collections in respect of write-offs or allowances for bad debts in respect of items described in the preceding clause (i). For the avoidance of doubt, Gross Product Revenues shall not include (x) any amounts invoiced by the Assignors or any of their Affiliates to a Third Party in connection with any marketing, royalty, co-promotion, development, manufacturing, equity investment, cost sharing or other strategic investment arrangement, or (y) any revenues, investments or service fees in connection with a rights transfer with respect to either Product permitted hereunder. For purposes of prevention of duplication, “Gross Product Revenue” shall not include amounts invoiced by distributors, wholesalers or other Persons acting in similar capacities.

“Guardian” shall mean Guardian II Acquisition Corporation, a Delaware corporation.

“Guardian Concentration Account” shall mean a segregated account established and maintained at the Deposit Bank pursuant to the terms of the Deposit Account Control Agreement (Antara) and this Agreement. The Guardian Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account (Antara) after payment therefrom of the amounts payable to PRF pursuant to this Agreement are swept in accordance with the terms of this Agreement and the Deposit Account Control Agreement (Antara).

“In-License Agreement” shall have the meaning set forth in the definition of “Material Contract”.

“Intellectual Property” shall mean (i) all proprietary information; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Company or its Subsidiaries, in each case directly relating to a Product, and (ii) the Patents.

“Interim Applicable Percentage” shall mean, as of any date of determination, on a Fiscal Year-by-Fiscal Year basis (or applicable portion thereof in the first and last Fiscal Years under this Agreement), during the Revenue Interest Period,

(a) prior to the date that the cumulative payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02, 5.07(c) and 5.08 are less than [*] percent ([*]%) the cumulative payments made by PRF under Section 2.03, the following:

(i) with respect to Aggregate Deposit Funds in each fiscal year of up to and including [*] dollars ($[*]), [*] percent ([*]%);

(ii) with respect to Aggregate Deposit Funds in each fiscal year in excess of [*] dollars ($[*]) but less than and including [*] dollars ($[*]), [*] percent ([*]%); and

(iii) with respect to Aggregate Deposit Funds in each fiscal year in excess of [*] dollars ($[*]), [*] percent ([*]%); and

(b) from and after the date that the cumulative payments received and retained (i.e., not refunded by PRF) by PRF under Sections 2.02, 5.07(c) and 5.08 are at least [*] percent ([*]%) the cumulative payments made by PRF under Section 2.03, [*] percent ([*]%).

For the avoidance of doubt, the percentages set forth in this definition of “Interim Applicable Percentage” are subject to reduction by fifty percent (50%) as and to the extent provided in Section 5.07(c) and subject to adjustment pursuant to Section 5.08(f).

“Interim Payments” shall mean for any Fiscal Quarter, the product of the Interim Applicable Percentage and the Aggregate Deposit Funds received in such quarter.

“Joint Accounts” shall mean, collectively, the Joint Concentration Account (Antara) and the Joint Concentration Account (Factive).

“Joint Concentration Account (Antara)” shall mean a segregated account, subject to a control agreement in favor of PRF, established for the benefit of the Company and PRF and maintained at the Deposit Bank pursuant to the terms of the Deposit Control Agreement (Antara) and this Agreement. The Joint Concentration Account (Antara) shall be the account into which the Deposit Bank sweeps the funds held in the Deposit Account (Antara).

“Joint Concentration Account (Factive)” shall mean a segregated account established for the benefit of the Company and PRF and maintained at the Deposit Bank pursuant to the terms of the Deposit Account Agreement (Factive) and this Agreement. The Joint Concentration Account (Factive) shall be the account into which the Deposit Bank sweeps the funds held in the Deposit Account (Factive).

“Knowledge” shall mean the actual knowledge of an officer or employee of the Company or any Affiliates thereof relating to a particular matter. Notwithstanding the foregoing, an officer or employee of the Company or any Affiliate thereof charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such officer or employee should have known of such matter.

“Licensees” shall mean, collectively, the licensees, sublicensees or distributors under the Out-License Agreements; each a “Licensee”.

“Liens” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC except:

(a) Liens for taxes, assessments or governmental charges not then due and delinquent;

(b) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and encumbrances in the nature of leases, subleases, zoning restrictions, easements, right of way and other rights and restrictions of record on the use of real property and defects in title arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not material) and Liens to secure the performance of bids, tenders, lease or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

(c) Any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay; and

(d) Liens securing the Transaction Documents.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding).

“Material Adverse Effect” shall mean (i) a material adverse change in the business, operations, assets or business or financial condition of any of the Company or its Subsidiaries, (ii) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (iii) a material adverse effect on the ability of an Assignor to perform any of its obligations under any of the Transaction Documents, (iv) a material adverse effect on the rights or remedies of PRF under any of the Transaction Documents, (v) a material adverse effect on the right of PRF to receive the Assigned Interests or any payment due to PRF hereunder and (vi) a material adverse effect on the Products or the ability of the Company to distribute, market and/or sell the Products; provided, however the Material Adverse Effect shall exclude any effect resulting from (a) changes to general economic conditions or any occurrence or condition affecting the pharmaceutical industry generally, (b) war, hostilities, military actions or acts of terrorism or (c) any decision or commitment by the FDA (or any FDA advisory committee) with respect to any of the Company’s pending supplemental NDAs with respect to Factive.

“Material Contract” shall mean any contract, agreement or other arrangement to which either the Company or any of its Subsidiaries is a party or any of the Company’s or its Subsidiaries’ respective assets or properties are bound or committed (other than the Transaction Documents) pursuant to which an Assignor is granted a license to Intellectual Property covering the Products (each an “In-License Agreement”) or pursuant to which the Product is manufactured or packaged.

“NDA” shall mean a new drug application and all amendments and supplements thereto, submitted to the FDA with respect to the Products.

“Net Revenues” with respect to the Products shall mean, for any period of determination, the difference of

(a) Gross Product Revenues for such period, less

(b) the sum, with respect to the items described in clause (i) of the definition of Gross Product Revenues, of

(i) cash, trade discounts and wholesaler fee-for service amounts,

(ii) Medicaid and Medicare and managed market rebates and chargebacks,

(iii) accruals related to ordinary course of business consumer cash vouchers, sample coupon cards and similar types of revenue reserves,

(iv) allowances and adjustments actually credited to customers for Products that are spoiled, damaged, outdated, obsolete, returned or otherwise recalled, but only if and to the extent the same are in accordance with sound business practices and not in excess of customary industry standards,

(v) charges for freight, postage, shipping, delivery, service and insurance charges, to the extent invoiced,

(vi) taxes, duties or other governmental charges to the extent invoiced, and

(vii) write-offs or allowances for bad debts.

Net Revenues shall be determined in accordance with GAAP as applied by the Company on the date of this Agreement.

“Note Purchase Agreement” shall have the meaning set forth in Section 6.02(l).

“Note” shall have the meaning set forth in the Note Purchase Agreement.

“Obligations” shall mean any and all obligations of the Assignors under the Transaction Documents.

“Oscient Concentration Account” shall mean a segregated account established and maintained at the Deposit Bank pursuant to the terms of the Deposit Account Agreement (Factive) and this Agreement. The Oscient Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account (Factive) after payment therefrom of the amounts payable to PRF pursuant to this Agreement are swept in accordance with the terms of this Agreement and the Deposit Account Agreement (Factive).

“Oscient Indemnified Party” shall have the meaning set forth in Section 8.05(b).

“Out-License Agreement” shall mean any existing or future license, development, commercialization, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreement entered into by an Assignor or any of its Affiliates relating to either of the Products pursuant to which the Assignors or any of their Affiliates grant a license to distribute or sell either of the Products in the Territory.

“Partial Buy-Down Option” shall have the meaning set forth in Section 5.07(c).

“Partial Buy-Down Option Closing Date” shall have the meaning set forth in Section 5.07(c).

“Partial Buy-Down Price” shall mean an amount, when taken together with fifty percent (50%) of the Payments made prior to the payment of the Partial Buy-Down Price, that would generate an internal rate of return (utilizing the same methodology utilized by the IRR function in Microsoft Excel 2003) to PRF of [*] percent ([*]%) in respect of fifty percent (50%) of the PRF Payments.

“Patent Office” shall mean the respective patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patents” shall mean all patents, patent rights, patent applications, patent disclosures and invention disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof relating to the Product, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed as of the date hereof or during the Revenue Interest Period, including, without limitation, those identified in Schedule 3.12 in each case, which are owned, controlled by, issued to, licensed to or licensed by the Company or any of its Affiliates.

“Payments” shall mean cumulative payments made by the Assignors to and received and retained by PRF pursuant to Sections 2.02, 5.07(c) and 5.08, as applicable. Payments made pursuant to Sections 2.02 and 5.08 shall be deemed to have been received by PRF on the 45th day of the Fiscal Quarter in which such payments were made. Payments made pursuant to Section 5.07(c) shall be deemed to have been received by PRF on the date such payments were made.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“PRF” shall have the meaning set forth in the first paragraph hereof.

“PRF Concentration Account (Antara)” shall mean a segregated account established for the benefit of PRF and maintained at the Deposit Bank pursuant to the terms of the Deposit Account Control Agreement (Antara) and this Agreement. The PRF Concentration Account (Antara) shall be the account into which the funds held in the Joint Concentration Account (Antara) which are payable to PRF pursuant to this Agreement are swept by the Deposit Bank in accordance with the terms of this Agreement and the Deposit Account Control Agreement (Antara).

“PRF Concentration Account (Factive)” shall mean a segregated account established for the benefit of PRF and maintained at the Deposit Bank pursuant to the terms of the Deposit Account Agreement (Factive) and this Agreement. The PRF Concentration Account (Factive) shall be the account into which the funds held in the Joint Concentration Account (Factive) which are payable to PRF pursuant to this Agreement are swept by the Deposit Bank in accordance with the terms of this Agreement and the Deposit Account Agreement (Factive).

“PRF Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“PRF Payments” shall mean cumulative payments made by PRF pursuant to Section 2.03.

“Products” shall mean Antara and Factive; individually, each a “Product”.

“Put/Call Price” shall mean the greater of:

(a) (i) if the Partial Buy-Down Option has not been exercised, an amount, when taken together with Payments made prior to the payment of the Put/Call Price, that would generate an internal rate of return (utilizing the same methodology utilized by the IRR function in Microsoft Excel 2003) to PRF of twenty-two percent (22%) in respect of the PRF Payments, or

(ii) if the Partial Buy-Down Option has been exercised and the Partial Buy-Down Price has been paid, an amount, when taken together with fifty percent (50%) of the Payments (exclusive of payments made under Section 5.07(c)) made prior to the payment of the Put/Call Price, that would generate an internal rate of return (utilizing the same methodology utilized by the IRR function in Microsoft Excel 2003) to PRF of twenty-two percent (22%) in respect of fifty percent (50%) of the PRF Payments.

(b) if the date of exercise of the Call Option or Put Option, as applicable, is

(i) on or before December 31, 2007, an amount equal to one hundred seventy five percent (175%) of the PRF Payments as of such date, less an amount equal to the Payments prior to the payment of the Put/Call Price, or

(ii) after December 31, 2007, an amount equal to two hundred percent (200%) of the PRF Payments as of such date, less an amount equal to the Payments made prior to the payment of the Put/Call Price.

“Put Option” shall have the meaning set forth in Section 5.07(b).

“Put Option Closing Date” shall have the meaning set forth in Section 5.07(b).

“Put Option Event” shall mean any one of the following events:

(i) any Change of Control;

(ii) any Bankruptcy Event;

(iii) any Transfer by the Company or any of its Subsidiaries of all or substantially all of either Product;

(iv) any breach by an Assignor in any material respect of any of its covenants in Section 2.02(a)(ii) (unless such breach results from any action or omission by any Person other than an Assignor), Section 5.08(c) (unless such breach results from any action or omission by any Person other than an Assignor) or Section 5.08(g), which breach in each case, is not cured within sixty (60) days following delivery by PRF to the Assignors of written notice of such breach.

(v) any (A) breach by an Assignor in any material respect of any of its covenants in Sections 5.03, 5.05, 5.08(d), 5.09, 5.10, 5.11, 5.13 or 5.16, or (B) representation made by an Assignor in any of Sections 3.04, 3.10, 3.12, 3.13(b) or 3.14 proves after the Closing Date, based on facts or circumstances which PRF was not aware of on or prior to the Closing Date, to have been false or incorrect in any material respect when made; in each case if and only if such breach or falseness or incorrectness (x) is not cured (if such breach or falseness or incorrectness is capable of being cured) within seventy (70) days following delivery by PRF to the Assignors of written notice thereof, and (y) results in a Material Adverse Effect; or

(vi)(A) any permanent injunction issued by a Governmental Authority as a result of a lawsuit instituted by [*] or their successors, assignees or affiliates (each individually, a “Potential Plaintiff” and collectively, the “Potential Plaintiffs”) that suspends the sale of Antara and remains in effect and not stayed for more than 60 days, (B) any preliminary or temporary injunction issued by a Governmental Authority as a result of a lawsuit instituted by a Potential Plaintiff that suspends the sale of Antara and remains in effect and not stayed for more than 90 days, or (C) a voluntary withdrawal by an Assignor of Antara from the market that suspends sales of Antara for more than 30 days as a result of a Dispute involving a Potential Plaintiff and an Assignor.

“Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of the Company, (i) a report showing all payments made by the Assignors to PRF under this Agreement during such quarter and showing in reasonable detail the basis for the calculation of such payments, (ii) a reconciliation of such report referred to in clause (i) above to all information and data deliverable to the Company, PRF or their Affiliates by the parties to any Out-License Agreement, together with relevant supporting documentation, and (iii) such additional information as PRF may reasonably request.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in the United States or other regulation of pharmaceuticals.

“Regulatory Approval” shall mean all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority of a Drug Approval Application necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of the Products in a regulatory jurisdiction.

“Restricted Cash” shall mean any cash required under GAAP to be reflected on the consolidated balance sheet of the Company (or the notes thereto) as restricted cash.

“Revenue Interest Period” shall mean the period from and including the date hereof through and including December 31, 2016, unless earlier terminated upon a full repurchase of the Assigned Interests by the Company pursuant to Section 5.07 or otherwise in accordance with the terms of this Agreement.

“Revenue Interests” shall mean (A) with respect to any Out-License Agreement, all of the Company’s and its Affiliates’ rights under such Out-License Agreement, including, without limitation, rights to receive payments in respect of sale of the Products in the Territory and (B) otherwise, all of the Company’s and its Affiliates’ rights, however derived, to receive payments in respect of sales of the Products in the Territory.

“Security Agreement” shall mean the Security Agreement dated the Closing Date by and between Guardian and PRF providing for, among other things, the grant by Guardian in favor of PRF of a valid continuing, perfected lien on and security interest in, certain of the Assigned Interests and the other Collateral described therein, which Security Agreement shall be substantially in the form of Exhibit D.

“Stock Purchase Agreement” shall have the meaning set forth in Section 6.02(k).

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Term” shall mean the term of this Agreement, as provided in Section 7.01 hereof.

“Territory” shall mean, with respect to Factive, the United States, and, with respect to Antara, the “Territory”, as defined in the Antara Purchase Agreement.

“Third Party” shall mean any Person other than the Company, Guardian or PRF or their respective Affiliates.

“Transaction Documents” shall mean, collectively, this Agreement, the Assignments of Interests, the Security Agreement and the Deposit Agreements.

“Transfer” or “Transferred” shall mean any sale, conveyance, assignment, disposition, pledge, hypothecation or transfer (other than a transfer to an Affiliate to which PRF has consented, which consent shall not be unreasonably withheld, delayed or conditioned).

“True-Up Statement” shall have the meaning set forth in Section 5.08(g)(i).

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States” shall mean the United States of America, its territories and possessions, including, without limitation, Puerto Rico.

“Waived Consent” shall have the meaning set forth in Section 6.02 (n).

“Year-to-Date Net Revenues” shall have the meaning set forth in Section 5.08(g)(i).

ARTICLE II

ASSIGNMENT OF INTERESTS

Section 2.01 Assignment.

Upon the terms and subject to the conditions set forth in this Agreement, each of the Assignors agrees to sell, assign, transfer and convey to PRF, and PRF agrees to purchase from the Assignors, free and clear of all Liens (except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document and those Liens of the Company set forth on Schedule 2.01) and subject to the conditions set forth in Article VI, all of the Assignors’ rights and interests in and to the Assigned Interests on the Closing Date. PRF’s ownership interest in the Assigned Interests so acquired shall vest immediately upon the Assignors’ receipt of payment for such Assigned Interests pursuant to Section 2.03.

Section 2.02 Payments by the Assignors.

(a) Payments in Respect of the Assigned Interests.

(i) PRF shall be entitled to receive the Applicable Percentage in respect of Net Revenues made during the Revenue Interest Period.

(ii) Commencing on the date hereof, the Interim Applicable Percentage of the Aggregate Deposit Funds in each Fiscal Year shall be swept from the Joint Accounts into the PRF Concentration Account (Antara) and the PRF Concentration Account (Factive), as applicable, on a daily basis (the “Daily Amount”) pursuant to Section 5.08.

(b) Payment Procedure. Other than payments made pursuant to the Deposit Agreements, any payments to be made by the Assignors to PRF hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds.

Section 2.03 Purchase Price.

(a) Assigned Interests. In full consideration for the assignment by the Assignors of the Assigned Interests, and subject to the terms and conditions set forth herein, PRF shall pay to the Assignors forty million dollars ($40,000,000) by wire transfer of immediately available funds at the time of Closing to an account designated in writing by the Assignors.

(b) Payment Procedure. The payment to be made by PRF under this Section 2.03 shall be paid by wire transfer of immediately available funds to the account(s) designated by the Assignors.

Section 2.04 No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, PRF is acquiring only the Assigned Interests and is not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities and Obligations”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNORS

The Assignors hereby jointly and severally represent and warrant to PRF the following as of the date of this Agreement:

Section 3.01 Organization.

Each Assignor is a corporation duly incorporated, validly existing and in good standing under the laws of its state of organization, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each Assignor is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would have a Material Adverse Effect.

Section 3.02 Corporate Authorization.

Each Assignor has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The

Transaction Documents have been duly authorized, executed and delivered by each Assignor and each Transaction Document constitutes the valid and binding obligation of such Assignor, enforceable against it in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03 Governmental Authorization.

Except as set forth on Schedule 3.03, the execution and delivery by the Assignors of the Transaction Documents, and the performance by them of their obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of financing statements under the UCC.

Section 3.04 Ownership. The Assignors hereby jointly and severally represent and warrant to PRF the following (provided, however, with respect to Antara, only after giving effect to the closing of the transaction contemplated by the Antara Purchase Agreement):

(a) Except as set forth on Schedule 3.04(a), the Assignors own, or hold a valid license under, all of the Intellectual Property and the Regulatory Approvals with respect to the Products free and clear of all Liens, and no license or covenant not to sue under any Intellectual Property or Regulatory Approvals has been granted to any Third Party.

(b) Except as set forth on Schedule 3.04(b), the Assignors, immediately prior to the assignment of the Assigned Interests, own, and are the sole holders of, all the Revenue Interests; and the Assignors own, and are the sole holders of, and/or have and hold a valid, enforceable and subsisting license to, all of those other assets that are required to produce or receive any payments from any Licensee or payor under and pursuant to, and subject to the terms of any Out-License Agreement, in each case free and clear of any and all Liens, except those Liens created in favor of PRF pursuant to the Security Agreement or any other Transaction Document, and those Liens of the Company set forth on Schedule 2.01. Except as set forth on Schedule 3.04(b), neither Assignor has transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of the Revenue Interests other than as contemplated by this Agreement. No Person other than the Assignors has any right to receive the payments payable under any Out-License Agreement, other than PRF’s rights with respect to the Assigned Interests, from and after the Closing Date. Each Assignor has the full right to sell, transfer, convey and assign to PRF all of its rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to PRF pursuant to this Agreement without any requirement to obtain the consent of any Person. By the delivery to PRF of the executed Assignments of Interests, each Assignor shall transfer, convey and assign to PRF all of its rights and interests in and to the Assigned Interests being sold, transferred, conveyed and assigned to PRF pursuant to this Agreement, free and clear of any Liens, except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document and the Liens of the Company set forth on Schedule 2.01. At the Closing, and upon the delivery of the Assignments of Interests to PRF by the Assignors, PRF shall have acquired good and valid rights and interests of the Assignors in and to the Assigned Interests being sold, transferred, conveyed and assigned to PRF pursuant to this Agreement, free and clear of any and all Liens, except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document and the Liens of the Company set forth on Schedule 2.01.

Section 3.05 Financial Statements.

The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of the Company and its Subsidiaries as of the dates and for the periods covered thereby.

Section 3.06 No Undisclosed Liabilities.

Except as disclosed in the Financial Statements, the Company or its Subsidiaries does not have any material liabilities, except: (a) liabilities incurred since the date of the most recent balance sheet in the ordinary course of business, (b) liabilities with respect to matters disclosed in this Agreement (including matters disclosed in the schedules hereto), (c) liabilities under the agreements listed as Exhibits in the Company’s Annual Report on Form 10-K for the year ending December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ending March 31, 2006, (d) liabilities under the Antara Purchase Agreement and (e) liabilities under, or incurred in connection with, this Agreement.

Section 3.07 Solvency.

Neither Assignor is insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the Commonwealth of Massachusetts or the States of New York or Delaware. Assuming consummation of the transactions contemplated by the Transaction Documents, (i) the present fair saleable value of each Assignor’s assets is greater than the amount required to pay its debts as they become due, (ii) neither Assignor has unreasonably small capital with which to engage in its business, and (iii) neither Assignor has incurred, nor does it have present plans to or intend to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

Section 3.08 Litigation.

There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries or (ii) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, would question the validity of, or would adversely affect the transactions contemplated by any of the Transaction Documents or would reasonably be expected to have a Material Adverse Effect. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or any other Person relating to the Products, the Intellectual Property, the Regulatory Approvals, the Revenue Interests or the Assigned Interests.

Section 3.09 Compliance with Laws.

None of the Company and its Subsidiaries (i) is in violation of, has not violated, or to the Knowledge of the Company, is not under investigation with respect to, and (ii) to the Company’s Knowledge has not been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to the Company, the Assigned Interests or the Revenue Interests which would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Conflicts.

(a) Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any of its Subsidiaries or any of their respective assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of the Company or any of its Subsidiaries; (iii) except for the filing of the UCC-1 financing statements required hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority; (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or any other Person or to a loss of any benefit relating to the Revenue Interests or the Assigned Interests; or (v) result in the creation or imposition of any Lien on (A) the assets or properties of the Company or any of its Subsidiaries or (B) the Assigned Interests, the Revenue Interests, or any other Collateral, other than, with respect to clause (v) above, pursuant to the Security Agreement.

(b) None of the Company and its Subsidiaries has granted, nor does there exist, any Lien on the Revenue Interests, the Assigned Interests or any other Collateral other than pursuant to the Security Agreement or as set forth on Schedule 2.01.

Section 3.11 Subordination. The claims and rights of PRF created by any Transaction Document in and to the Assigned Interests and the Revenue Interests of the Company are not subordinated to any creditor of the Company; and the claims and rights of PRF created by any Transaction Document in and to the Assigned Interests, the Revenue Interests and any other Collateral of Guardian are not subordinated to any creditor of Guardian other than, in each case, as set forth on Schedule 2.01.

Section 3.12 Intellectual Property. The Assignors hereby jointly and severally represent and warrant to PRF the following (provided, however, with respect to Antara, only after giving effect to the closing of the transaction contemplated by the Antara Purchase Agreement):

(a) For each Product, Schedule 3.12(a) sets forth an accurate, true and complete list (by category and family) of all (1) Patents and utility models, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration (in each case used in connection with a Product), (3) registered and unregistered copyrights and (4) domain name registrations and websites, in each case with respect to clauses (1), (2), (3) and (4) above in this subsection (a) that are necessary to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit each Product for FDA approved indications in the Territory by the Assignors, their Affiliates, manufacturers, suppliers, or distributors. For each item of intellectual property listed on Schedule 3.12(a), the Assignors have identified (i) the record owner, (ii) the application number, (iii) the patent number, (v) the expiration date, as applicable, including any applicable term extensions, if applicable, (vi) the earliest relied upon priority filing date used to calculate the expiration date, and (vii) the due date(s) for any applicable maintenance, annuity or renewal fee. Except as disclosed therein, each listed Intellectual Property item on Schedule 3.12(a) is not invalid and not unenforceable and no listed Intellectual Property item has lapsed, expired, been cancelled or become abandoned. To the Company’s Knowledge, the Patent applications listed in Schedule 3.12(a) have been and continue to be prosecuted by competent patent counsel in a diligent manner.

(b) Schedule 3.12(b) sets forth an accurate, true and complete list of all agreements, whether oral or written, express or implied, including, without limitation, assignments, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, project agreements, collaboration agreements, joint development agreements, agreements not to enforce, consents, settlements, security interests, liens and other encumbrances or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which the Company has the legal right to exploit Intellectual Property that is owned by another Person or a Third Party. To the Assignors’ Knowledge, there are no unpaid fees or royalties under any agreement listed on Schedule 3.12(b) that have become due, or are expected to become overdue, as of the Closing Date, except as disclosed on Schedule 3.12(b).

(c) Each agreement listed in Schedule 3.12(b) is legal, valid, binding, enforceable, and in full force and effect. The Assignors are not in breach of such listed agreements and, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 3.12(b), including, without limitation, the execution, delivery and performance of this Agreement and the other Transaction Documents, except as disclosed on Schedule 3.12(c).

(d) Except for Intellectual Property licensed to the Company or Guardian, as the case may be, pursuant to any agreement listed on Schedule 3.12(b) and Intellectual Property owned by the Company or Guardian, as the case may be, no other Intellectual Property is necessary to make, have made, offer to sell, sell, have sold, use, import, make public, reproduce, transmit, extract, distribute, commercialize or market the Product for FDA approved indications. The Assignors have the full, legal right to make, have made, use, sell, have sold, offer for sale, import, develop, distribute, manufacture, commercialize, or market the Products in the Territory, without infringing any valid and enforceable intellectual property right that is owned by another Person or a Third Party.

(e) The Assignors possess sole, exclusive, valid, marketable and unencumbered title to the Intellectual Property for which it is listed as the owner on Schedule 3.12(a), and is a party to the agreements listed on Schedule 3.12(b); all assignments from each inventor, as the case may be, to the Assignors or to a predecessor in interest of the Assignors, have been executed and recorded for each of the Patents; there are no Liens, mortgages or encumbrances on or to any Intellectual Property listed on Schedule 3.12(a) that it owns or agreement listed on Schedule 3.12(b), except as disclosed on Schedule 3.12(e).

(f) There are no unpaid fees currently overdue for any of the Intellectual Property listed on Schedule 3.12(a), nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired.

(g) To the Assignors’ Knowledge and except as set forth on Schedule 3.12(g), each owner and inventor of each Patent and the Assignors (to the extent that either Assignor is an applicant or is otherwise involved in the patent prosecution of any Patent) have complied in all material respects with all applicable duties of candor and good faith in dealing with the U.S. Patent Office, including the duty to disclose all information known to be material to patentability.

(h) To the Assignors’ Knowledge, no payments by the Assignors are, or at any time in the future expected to, become due to any other Person in respect of the Product or the Intellectual Property, except as disclosed on Schedule 3.12(h).

(i) Neither the Assignors nor to the Assignors’ Knowledge any Person, has undertaken or omitted to undertake any acts, and to the Assignors’ Knowledge, no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any Intellectual Property or, in the case of Intellectual Property owned or licensed by either of the Assignors, the Assignors’ entitlement to exclusively exploit such Intellectual Property, or (ii) the Company’s right to enjoy payments made in respect of sales of the Product or other revenues from any Intellectual Property.

(j) Except as disclosed on Schedule 3.12(j), there is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to hereinafter as “Disputes”), nor, to the Assignors’ Knowledge, has any such Dispute been threatened challenging the legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the revenues of Assignors as a result of the manufacture, sale offer for sale, use, importation or exportation of the Product or the exploitation of the licensed Intellectual Property and, to the Company’s Knowledge, no circumstances or grounds exist that would give rise to such a Dispute. There are no Disputes by any Person or Third Party against the Company, and to the Assignors’ Knowledge, its licensors. The Assignors have not received any written notice or claim of any such Dispute, and, to the Assignors’ Knowledge, there exists no circumstances or grounds upon which any such claim could be asserted, as pertaining to the Product. Neither the Assignors, nor to the Assignors’ Knowledge its licensor, have sent any notice of any Dispute to a Third Party, and to the Assignors’ Knowledge, there exists no circumstance or grounds upon which the Assignors or their licensor could assert any such Dispute, as pertaining to the Product. No Intellectual Property or the Product is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and the Assignors have fully complied with, paid and otherwise satisfied all such obligations, except as disclosed on Schedule 3.12 (j).

(k) There is no pending or, to the Assignors’ Knowledge, threatened action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which either Assignor is a party (1) that would be the subject of a claim for indemnification by any Person or Third Party under any Out-License Agreement or In-License Agreement, or (2) that the marketing, sale or distribution of the Product in the United States by the Assignors pursuant to the related License Agreement, as applicable, does or will infringe on any valid and enforceable patent or other intellectual property rights of any other Person, and, to the Assignors’ Knowledge, there is no basis for any such action, suit, proceeding, investigation or claim of the type described in clause (1) or (2) above. To the Assignors’ Knowledge, there are no pending published or unpublished United States, international or foreign patent applications owned by any other Person, which, if issued, would be valid and enforceable, and would limit or prohibit the manufacture, use, sale or importation of the Products for FDA approved indications or the licensed Intellectual Property relating to the Products.

(l) The Assignors have taken, and will continue to take, all commercially reasonable measures and precautions necessary to protect and maintain (1) the confidentiality of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) that it owns and (2) the value of all Intellectual Property and assets related to the Product.

(m) No material trade secret of the Assignors relating to the Product has been published or disclosed to any Person except pursuant to a written agreement requiring such Person to keep such trade secret confidential.

(n) Assignors have previously provided to PRF, pursuant to a Joint Defense/Common Interest Agreement, copies of all written opinions of counsel with respect to any Third Party intellectual property rights relating to the Products, including all freedom-to-operate, product clearance or right-to-use opinions and assessments.

Section 3.13 Regulatory Approval. The Assignors hereby jointly and severally represent and warrant to PRF the following (provided, however, with respect to Antara, only after giving effect to the closing of the transaction contemplated by the Antara Purchase Agreement):

(a) The Company and its Subsidiaries have made available to PRF all of the following documents that the Company and its Subsidiaries have possession of in any form from any contract party to any Out-License Agreement or In-License Agreement that have been requested by PRF:

all correspondence with a Regulatory Agency, including, without limitation, written notes in respect of telephone communications, electronic communications, copies of all submissions to any active regulatory files regarding preclinical, clinical, manufacturing, adverse events, any notices and forms received by a contract party from appropriate Regulatory Agencies relating to compliance, developmental (including safety, efficacy and potency), marketing, promotion or manufacturing activities concerning the Intellectual Property or Products;

correspondence or reports from both internal corporate employees and non-governmental consultants relating to any of the regulatory and/or product liability exposures, marketing and reimbursement strategies, manufacturing (i.e., annual audit reports), preclinical and clinical data issues concerning the Products; and

any information or communication that would indicate that any Regulatory Agency (A) is not likely to approve any application with respect to the Products, (B) is likely to revise or revoke any current approval granted by any Regulatory Agency with respect to the Products, or (C) is likely to pursue compliance actions against the Company, its Subsidiaries or any contract party relating to an In-License Agreement or Out-License Agreement.

(b) The Company and its Subsidiaries are in material compliance with, and have materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which would reasonably be expected to result in a Material Adverse Effect; the Company and its Subsidiaries have not received any notice citing action or inaction by any of them that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Company’s Knowledge, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, would reasonably be expected to result in a Material Adverse Effect.

(c) To the Knowledge of the Assignors, the studies, tests and preclinical and clinical trials conducted relating to the Products by or on behalf of the Company or its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; the descriptions of the results of such studies, tests and trials provided to PRF are accurate in all material respects; and the Company and its Subsidiaries have not received any notices or correspondence from any Regulatory Agency or comparable authority requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or its Subsidiaries, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Material Contracts.

Neither the Company nor any of its Subsidiaries is in breach of or in default under any Material Contract or any Out-License Agreement, which default, individually or in the aggregate, would result in a Material Adverse Effect. Except as disclosed on Schedule 3.14 to the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract with respect to the Products in the Territory. Neither the Company nor any of its Subsidiaries has received any notice or, to the Knowledge of the Company, any threat of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract. All Material Contracts are valid and binding on the Company and its Subsidiaries and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.

Section 3.15 Place of Business.

The Company’s principal place of business and chief executive office are set forth on Schedule 3.15.

Section 3.16 Broker’s Fees.

The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.17 Insurance.

The Company and its Subsidiaries maintain the insurance policies listed on Schedule 3.17 which policies are in full force and effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRF

PRF represents and warrants to the Assignors the following:

Section 4.01 Organization.

PRF is a general partnership duly formed and validly existing under the laws of the State of California.

Section 4.02 Authorization.

PRF has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by PRF and each Transaction Document constitutes the valid and binding obligation of PRF, enforceable against PRF in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03 Broker’s Fees.

PRF has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04 Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which PRF or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which PRF is a party or by which PRF or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of PRF; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.

ARTICLE V

COVENANTS

During the Term, the following covenants shall apply:

Section 5.01 Consents and Waivers.

Each Assignor shall use its commercially reasonable efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any of the Material Contracts or any Out-License Agreements, if any.

Section 5.02 Access; Information.

(a) Promptly after receipt by an Assignor of notice of any action, claim, investigation, proceeding (commenced or threatened), certificate, offer, proposal, material correspondence or other material written communication (in each case other than that received in the ordinary course of business) relating to the transactions contemplated by this Agreement, any other Transaction Document, the Revenue Interests, Material Contracts or any Out-License Agreement, then, the Assignor shall inform PRF of the receipt of such notice and the substance of such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication and, if in writing shall furnish PRF with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication.

(b) The Assignors shall keep and maintain, or cause to be kept and maintained, at all times accurate and complete books and records. The Assignors shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to Revenue Interests and Assigned Interests and all deposits made into the applicable Deposit Accounts.

(c) PRF and any of PRF’s representatives shall have the right, once a year (and at any other time a Default or Event of Default shall have occurred or be continuing), to visit the

Company and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain its books and records relating or pertaining to the Revenue Interests, the Assigned Interests and the other Collateral for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days’ written notice given by PRF to the Company (provided one (1) Business Day’s notice shall be required if a Default or Event of Default shall have occurred and be continuing), the Company will provide PRF and any of PRF’s representatives reasonable access to such books and records, and shall permit PRF and any of PRF’s representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Affiliates including, but not limited to, matters relating or pertaining to the Revenue Interests, the Assigned Interests and the other Collateral with officers of such parties, and with their independent certified public accountants (to the extent such independent certified accountants agree to discuss such matters with PRF).

(d) In the event any audit of the books and records of the Company and its Subsidiaries relating to the Revenue Interests, Assigned Interests, and the other Collateral by PRF and/or any of PRF’s representatives reveals that the amounts paid to PRF hereunder for the period of such audit have been understated by more than five percent (5%) of the amounts determined to be due for the period subject to such audit, then the Audit Costs in respect of such audit shall be borne by the Company; and in all other cases, such Audit Costs shall be borne by PRF.

(e) The Company shall, promptly after the end of each Fiscal Quarter (but in no event later than forty-five (45) days following the end of such Fiscal Quarter), produce and deliver to PRF a Quarterly Report for such quarter, together with a certificate of the Company, certifying that to the knowledge of the Company (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects.

(f) The Company shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.

(g) The Company shall deliver to PRF the following financial statements:

Within forty-five (45) calendar days after the end of each Fiscal Quarter, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter; and

Within ninety (90) calendar days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year.

Section 5.03 Material Contracts.

The Assignors shall comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts. The Assignors shall not amend any Material Contract or issue any consents or other approvals under any Material Contract (other than consents or approvals given in the ordinary course of business) without the prior written consent of PRF not to be unreasonably withheld, delayed or conditioned.

Section 5.04 Confidentiality; Public Announcement.

(a) All information furnished by PRF to the Company or by the Company to PRF, including the Confidential Information, in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the Company and PRF, and shall be used by the Company and PRF only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Company and PRF may disclose such information to their partners, directors, employees, managers, officers, investors, bankers, advisors, trustees and representatives, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a). The Company will consult with PRF, and PRF will consult the Company, on the form, content and timing of any such disclosures of Confidential Information including, without limitation, any disclosures made pursuant to applicable securities laws or made to investment or other analysts.

(b) Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority, or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that the Company and PRF may jointly prepare a press release for dissemination promptly following the date hereof and the Closing Date.

Section 5.05 Security Agreement.

Guardian shall, at all times until the Obligations are paid and performed in full, grant in favor of PRF a valid, continuing, first perfected lien on and security interest in the Revenue Interests and the Assigned Interests relating to it and the other Collateral described in the Security Agreement.

Section 5.06 Best Efforts; Further Assurance.

(a) Subject to the terms and conditions of this Agreement, each of PRF and the Assignors will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. PRF and the Assignors agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by PRF) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in PRF good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens, except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document and those Liens set forth on Schedule 2.01.

(b) PRF and the Assignors shall execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document and to consummate all of the transactions contemplated by this Agreement and any other Transaction Document.

(c) PRF and the Assignors shall cooperate and provide assistance as reasonably requested by the other respective party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Assigned Interests or any other Collateral, or the transactions described herein or therein.

Section 5.07 Call, Put and Buy-Down Options.

(a) Call Option. In the event that a Change of Control shall occur during the Term, the Assignors shall have the right, but not the obligation (the “Call Option”), to repurchase the Assigned Interests from PRF for a repurchase price in cash equal to the Put/Call Price. In order to exercise the Call Option, the Company shall deliver written notice to PRF of its election to so repurchase the Assigned Interests on the closing date of the Change of Control (the “Call Option Closing Date”); provided, that such notice shall be delivered no later than ten (10) Business Days prior to the Call Option Closing Date. On the Call Option Closing Date, the Assignors shall repurchase from PRF the Assigned Interests at the Put/Call Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by PRF.

(b) Put Option. In the event that a Put Option Event shall occur during the Term, PRF shall have the right, but not the obligation (the “Put Option”), to require the Assignors to repurchase from PRF the Assigned Interests at the Put/Call Price in cash. In order to exercise the Put Option, PRF shall deliver written notice to the Assignors of PRF’s election within one hundred eighty (180) days following the receipt of written notice from Assignors of the occurrence of a Put Option Event (other than a Put Option Event arising as a result of a Change of Control) or within thirty (30) days (the “Change of Control Period”) following PRF’s receipt of written notice from the Assignors of a bona fide offer from a Third Party that would result in a Change of Control (the “Change of Control Notice”). In the event PRF elects to exercise its Put Option, PRF shall deliver written notice to the Company specifying the closing date (the “Put Option Closing Date”), which date shall (i) in the event of a Change of Control, be the date of consummation of such Change of Control, and (ii) otherwise, not be earlier than thirty (30) days nor later than forty-five (45) days after the occurrence of the Put Option Event. On the Put Option Closing Date, the Assignors shall repurchase from PRF the Assigned Interests at the Put/Call Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by PRF. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, PRF shall be deemed to have automatically and simultaneously elected to have the Assignors repurchase from PRF the Assigned Interests for the Put/Call Price in cash and the Put/Call Price shall be immediately due and payable without any further action or notice by any party. The Change of Control Notice shall describe in reasonable detail the terms of the proposed Change of Control transaction, including the identity of the other party or parties to such transaction. The Company shall supplement the Change of Control Notice during the Change of Control Period as necessary to reflect changes in terms of the proposed transaction. If following receipt of PRF’s determination of whether or not to elect to exercise its Put Option with respect to the transaction described in the Change of Control Notice, the terms of the proposed transaction change materially, the Company shall provide PRF a new Change of Control Notice.

(c) Partial Buy-Down Option. During the first two Fiscal Years immediately following the Fiscal Year in which annual Net Revenues were equal to or greater than one hundred twenty five million dollars ($125,000,000), the Assignors shall have the right, but not the obligation (the “Partial Buy-Down Option”), to cause a reduction hereunder of each of the percentages set forth in the definitions of “Applicable Percentage” and the “Interim Applicable Percentage” by fifty percent (50%) (thereby reducing by fifty percent (50%) the amounts payable by the Assignors under Section 2.03) by paying to PRF an amount of cash equal to the Partial Buy-Down Price. In order to exercise the Partial Buy-Down Option, the Company shall deliver written notice to PRF to such effect indicating the closing date (the “Partial Buy-Down Option Closing Date”); provided, that such notice shall be delivered no later than twenty (20) Business Days prior to the Partial Buy-Down Option Closing Date. On the Partial Buy-Down Option Closing Date, the Assignors shall pay to PRF the Partial Buy-Down Price in cash by wire transfer of immediately available funds to the account designated by PRF, and the percentages set forth in the definitions of “Applicable Percentage” and “Interim Applicable Percentage” shall automatically be reduced hereunder without further action to [*] ([*]%) of the amounts set forth in their respective definitions hereunder.

(d) Full Buy-Down Option. During the first two Fiscal Years immediately following the Fiscal Year in which annual Net Revenues were equal to or greater than two hundred fifty million dollars ($250,000,000), the Assignors shall have the right, but not the obligation (the “Full Buy-Down Option”), to repurchase the Assigned Interests from PRF for a repurchase price in cash equal to the Full Buy-Down Price. In order to exercise the Full Buy-Down Option, the Company shall deliver written notice to PRF to such effect indicating the closing date (the “Full Buy-Down Option Closing Date”); provided, that such notice shall be delivered no later than twenty (20) Business Days prior to the Full Buy-Down Option Closing Date. On the Full Buy-Down Option Closing Date, the Assignors shall repurchase from PRF the Assigned Interests at the Full Buy-Down Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by PRF.

(e) Further Assurance. In connection with the consummation of a repurchase of the Assigned Interests pursuant to the Call Option, the Put Option or the Full Buy-Down Option, PRF agrees that it will (i) promptly execute and deliver to Guardian such UCC termination statements and other documents as may be necessary to release PRF’s Lien on the Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.

Section 5.08 Remittance to Deposit Accounts.

(a) On or before the Closing Date, the parties hereto shall enter into the Deposit Account Control Agreement (Antara) and the Deposit Account Agreement (Factive) in form and substance reasonably satisfactory to the parties hereto and the Deposit Bank, which Deposit

Agreements will provide for, among other things, the establishment and maintenance of a Deposit Account (Antara), Deposit Account (Factive), a Joint Concentration Account (Antara), a Joint Concentration Account (Factive), an Oscient Concentration Account, an Guardian Concentration Account and a PRF Concentration Account (Antara) and a PRF Concentration Account (Factive) in accordance with the terms herein and therein. The PRF Concentration Account (Antara) shall be held solely for the benefit of PRF, but shall be subject to the terms and conditions of this Agreement, the Security Agreement and the other Transaction Documents. Funds deposited into the Deposit Accounts shall be swept by the Deposit Bank on a daily basis into the Joint Concentration Account (Antara) or the Joint Concentration Account (Factive), as applicable, and subsequent thereto, the Daily Amount shall be swept into the PRF Concentration Account (Antara) or the PRF Concentration Account (Factive), as applicable. PRF shall have immediate and full access to any funds held in the PRF Concentration Account (Antara) or the PRF Concentration Account (Factive) and such funds shall not be subject to any conditions or restrictions whatsoever. After the Daily Amount is swept into the PRF Concentration Account (Antara) or the PRF Concentration Account (Factive), as applicable, the amounts remaining in the Joint Concentration Account (Antara) or the Joint Concentration Account (Factive) shall then be swept, at the direction of the Company, into the Oscient Concentration Account or the Guardian Concentration Account, as applicable. The Assignors shall have immediate and full access to any funds held in the Oscient Concentration Account and the Guardian Concentration Account, as applicable, and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Deposit Bank; provided, however, that nothing herein shall (i) affect or reduce the Assignors’ obligations to pay in full all amounts due to PRF under this Agreement, or (ii) in any manner limit the recourse of PRF to the Collateral to satisfy the Assignors’ Obligations.

(b) The Company shall pay for all fees, expenses and charges of the Deposit Bank.

(c) Each Out-License Agreement, if any, shall, within twenty (20) Business Days after the date of Closing, be amended to contain a provision providing for all payments in respect of sales of the Products and in respect of royalties received from Licensees to be remitted directly by the applicable party into the applicable Deposit Account and the Assignors shall cause such payments to be remitted directly by the applicable party into such Deposit Account. The Assignors shall cause all other payments in respect of sales of the Products to be remitted directly by the applicable party into the applicable Deposit Account. Without in any way limiting the foregoing, commencing on the Closing Date and thereafter, any and all payments in respect of sales of the Products received by the Company or its Subsidiaries shall be deposited into the applicable Deposit Account within three (3) Business Days of the Company or its Subsidiaries’ receipt thereof.

(d) With respect to any Out-License Agreement entered into by the Company or any of its Subsidiaries from and after the date hereof, the Company shall, or shall cause its Subsidiaries to, (i) at the time of the execution and delivery of such agreement, instruct any party thereto under such agreement to remit to the applicable Deposit Account when due all applicable payments in respect of sales and licensing revenue in respect of the Products and in respect of royalties received from Licensees that are due and payable to the Company and its Subsidiaries in respect of or derived from such agreement during the Term and (ii) deliver to PRF evidence of such instruction and of such applicable party’s agreement thereto.

(e) The Assignors shall not have any right to terminate the Deposit Bank without PRF’s prior written consent. Any such consent, which PRF may grant or withhold in its sole and absolute discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of PRF:

(i) the successor Deposit Bank shall be acceptable to PRF;

(ii) PRF, the Assignors and the successor Deposit Bank shall have entered into deposit agreements substantially in the form of the Deposit Agreements initially entered into;

(iii) all funds and items in the accounts subject to the Deposit Agreements to be terminated shall be transferred to the new accounts held at the successor Deposit Bank prior to the termination of the then existing Deposit Bank; and

(iv) PRF shall have received evidence that all of the applicable parties making payments in respect of sales of the Products have been instructed to remit all future payments in respect of sales of the Products to the new accounts held at the successor Deposit Bank.

(f) Interim Applicable Percentage Adjustment. Each of PRF and the Company shall, following June 30 of each year during the Term (commencing June 30, 2007), agree to adjust the Interim Applicable Percentage such that the Interim Payments more accurately reflect the Final Payments. The adjustment shall be made based on the Interim Payments and Final Payments made in the twelve month period proceeding each June 30th and shall be adjusted to minimize in future quarters the difference between Interim Payments made in such quarter and the Final Payments in such quarter. Each such adjustment shall become effective September 1 of each year during the Term (Commencing September 1, 2007).

(g) True-Up.

(i) Following the end of each Fiscal Quarter, as soon as the Company shall have determined the Net Revenues for such Fiscal Quarter and for each other Fiscal Quarter in the Fiscal Year in which the then most recently ended Fiscal Quarter occurred (the “Year-to-Date Net Revenues”) and in any event no later than forty-five (45) days after the end of such Fiscal Quarter (unless such Fiscal Quarter is the last Fiscal Quarter of a Fiscal Year in which case no later than ninety (90) days after the end of such Fiscal Quarter), the Company shall present PRF a certificate, in reasonable detail with supporting calculations and information, detailing the Year-to-Date Net Revenues (the “True-Up Statement”).

(ii) If PRF has received on or prior to the last day of the most recently ended Fiscal Quarter payments from the Company under Section 2.02 or this Section 5.08 in respect of the Fiscal Year for which Year-to-Date Net Revenues is calculated under clause (i) above which are in excess of the Applicable Percentage of Year-to-Date Net Revenues, PRF shall pay such excess to the Company within twenty (20) days of receipt by PRF of the True-Up Statement.

(iii) If the Applicable Percentage of Year-to-Date Net Revenues is in excess of the amounts PRF has received on or prior to the last day of the most recently ended Fiscal Quarter in respect of the Fiscal Year for which Year-to-Date Net Revenues is calculated under clause (i) above under Section 2.02 or this Section 5.08, the Company shall pay such excess to PRF within twenty (20) days of the receipt by PRF of the True-Up Statement.

(h) As used herein “applicable Deposit Accounts” shall mean the Deposit Account (Antara) (with respect to Deposit Funds and Net Revenues in respect of Antara) and the Deposit Account (Factive) (with respect to Deposit Funds and Net Revenues in respect of Factive), as applicable.

Section 5.09 Out-License Agreements.

Each Assignor shall use its commercially reasonable efforts to duly perform and observe all of its covenants and obligations under each Out-License Agreement in all material respects. Upon the occurrence of a material breach of any of the Out-License Agreements by any other party thereto, which is not cured as provided therein, each Assignor thereto shall use its commercially reasonable efforts to seek to enforce its rights and remedies thereunder.

Section 5.10 Intellectual Property.

(a) Except with respect to the patents set forth on Schedule 5.10, each Assignor shall, at its sole expense, either directly or by causing any Licensee or licensor to do so, take any and all actions (including taking legal action to specifically enforce the applicable terms of any License Agreement) and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or desirable to (A) diligently maintain the applicable Intellectual Property and the Patents and (B) diligently defend or assert such Intellectual Property and such Patents against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). Except with respect to the patents set forth on Schedule 5.10, neither Assignor shall, and shall use its commercially reasonable efforts to cause any Licensee or licensor not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, the applicable Patents or other Intellectual Property; provided however, this Section shall not apply to abandonment of any Patents made in the ordinary course of prosecution (e.g., abandonment of a pending application in favor of a continuation application).

(b) In the event that the Assignors become aware that any Product infringes or violates any Third Party intellectual property in the Territory, the Assignors shall promptly use commercially reasonable efforts to attempt to secure the right to use such intellectual property on behalf of itself and shall pay all costs and amounts associated with obtaining any such right to use, without any reduction in the Assigned Interests.

(c) Each Assignor shall directly, or through a Licensee, take any and all actions and prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or commercially reasonable or desirable to secure and maintain all Regulatory Approvals. Neither Assignor shall withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval once obtained.

Section 5.11 Negative Covenants.

Until the earlier of (i) the end of the Term, (ii) the exercise of the Company of the Full Buy-Down Option and payment in full of the Full Buy Down Option Price, or (iii) receipt by

PRF of cumulative payments under Sections 2.02, 5.07(c) and 5.08 of at least [*] percent ([*]%) of the amounts paid by PRF under Section 2.03, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of PRF:

(a) with respect to the Company, borrow money in order to acquire the right to distribute or sell any pharmaceutical product other than within a Subsidiary of the Company, which Subsidiary maintains a separateness on a basis similar to Guardian under the Note Purchase Agreement;

(b) with respect to the Company or any Subsidiary, guarantee in any manner any obligation of any such Subsidiary referred to in clause (a) above unless all of the Obligations of Guardian are equally and ratably guaranteed by the Company;

(c) fail to maintain the separate corporate existence of Guardian or any Subsidiary referred to in clause (a) above, or with respect to the Company, consolidate or merge with Guardian or any Subsidiary referred to in clause (a) above or permit Guardian or any such Subsidiary to convey, transfer, sell or lease all or substantially all of its assets in a single transaction or series of transactions to the Company or any Third Party;

(d) other than in the ordinary course of business, forgive, release or compromise any amount owed to the Company or its Subsidiaries and relating to the Assigned Interests;

(e) other than in the ordinary course of business, waive, amend, cancel or terminate, exercise or fail to exercise, any of its material rights constituting or relating to the Revenue Interests;

(f) amend, modify, restate, cancel, supplement, terminate or waive any material provision of any Out-License Agreement or In-License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with any Licensee or licensor, as applicable under the provisions of such Out-License Agreement or In-License Agreement; or

(g) create, incur, assume or suffer to exist any Lien, or exercise any right of rescission, offset, counterclaim or defense, upon or with respect to the Assigned Interests, the Revenue Interests or the other Collateral, or agree to do or suffer to exist any of the foregoing, except for any Lien or agreements in favor of PRF granted under or pursuant to this Agreement, the other Transaction Documents, or that certain Note Purchase Agreement by and between Guardian and PRF and the transactions contemplated thereby.

Section 5.12 Other Agreements.

The Company shall not enter into, nor shall it permit any of its Subsidiaries to enter into, any agreement that would be reasonably expected to have a Material Adverse Effect without PRF’s prior written consent, which consent shall not to be unreasonably withheld, delayed or conditioned.

Section 5.13 Genesoft Consent/Cash Balance.

(a) The Company shall use commercially reasonable efforts (which shall not require the Company to make any payments or agree to any material undertakings) to obtain, within one hundred eighty (180) days following the Closing Date, Genesoft Noteholder consent under the Genesoft Note Purchase Agreement (the “Genesoft Consent”) to permit a grant in favor of PRF, of a valid continuing, perfected lien on and security in all of the Company’s assets securing Guardian’s obligations under the Note Purchase Agreement and this Agreement. In addition, to the extent the indebtedness under the Genesoft Note Purchase Agreement is refinanced or replaced and the replacement or refinancing indebtedness is secured, the obligations of the Company hereunder shall be equally and ratably secured unless and until (i) the Waived Consent referenced in 6.02(n) has been obtained, or (ii) the Company markets Antara that uses a formulation of fenofibrate that is not micronized.

(b) Until such time as the Company obtains the Genesoft Consent, at least [*] percent ([*]%) of Consolidated Cash shall be in a deposit account in the name of Guardian, provided that in no event shall the amount of consolidated cash in a Guardian deposit account be required to exceed the sum of the outstanding principal amount of and the unpaid interest on the Note.

Section 5.14 Insurance.

The Company shall (i) maintain the current insurance policies with its current insurance company or with companies having at least the same rating from A.M. Best Company, Inc., including product liability insurance and directors and officers insurance and insurance against litigation, liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type, and (ii) maintain PRF as an additional insured party with respect to its general liability and product liability insurance policies. From time to time (with reasonable frequency) the Company will revise its insurance policy so as to maintain coverage in amounts customary for companies of comparable size and condition similarly situated in the same industry as the Company.

Section 5.15 Notice.

The Company shall provide PRF with written notice as promptly as practicable (and in any event within three (3) Business Days) after becoming aware of any of the following:

(a) the occurrence of a Bankruptcy Event;

(b) any material breach or default by an Assignor of any covenant, agreement or other provision of this Agreement or any other Transaction Document;

(c) any representation or warranty made or deemed made by an Assignor in any of the Transaction Documents or in any certificate delivered to PRF pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;

(d) the occurrence of a Change of Control;

(e) the occurrence of a Put Option Event; or

(f) any sublicense by a Licensee of any rights licensed pursuant to any Out-License Agreement.

Section 5.16 Use of Proceeds.

The Assignors shall use all proceeds received from PRF pursuant to Section 2.03 to fund the purchase price of and related transaction expenses in connection with the transactions contemplated by the Antara Purchase Agreement. The Assignors shall not use any such proceeds for any other purpose.

Section 5.17 Antara Products.

In the event the Assignors acquire rights to additional products which are included within the definition of “Antara”, such rights shall be acquired by Guardian unless otherwise agreed by PRF.

ARTICLE VI

THE CLOSING; CONDITIONS TO CLOSING

Section 6.01 Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the assignment of the Assigned Interests (the “Closing”) shall take place at the offices of Ropes & Gray LLP, Boston, Massachusetts at 10:00 a.m. (Eastern Time) on the second (2nd) Business Day following the satisfaction or waiver of the conditions precedent specified in this Article VI (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other time and place as the parties hereto may mutually agree. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 6.02 Conditions Applicable to PRF.

The obligation of PRF to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by PRF in its sole discretion:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Assignors set forth in the Transaction Documents shall be true, correct and complete in all material respects as of the Closing Date.

(b) No Adverse Circumstances. There shall not have occurred or be continuing any event or circumstance (including any development with respect to the efficacy of the Products or the Intellectual Property or the use or expected future use of the same as opposed to competing products) that could reasonably be expected to have a Material Adverse Effect.

(c) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF’s acquisition or future receipt of the Assigned Interests.

(d) Consents. All notices to, consents, approvals, authorizations and waivers from Third Parties and Government Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect.

(e) Deposit Agreements. The Deposit Agreements (together with any necessary account control agreements) shall have been executed and delivered by the Assignors, PRF and the Deposit Bank, and PRF shall have received the same.

(f) Assignments of Interests. The Assignments of Interests shall have been executed and delivered by each Assignor to PRF, and PRF shall have received the same.

(g) Security Agreement. The Security Agreement shall have been duly executed and delivered by all the parties thereto, together with proper financing statements (including Form UCC-1s) for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the jurisdictions listed on Schedule 6.02(g), and such agreements shall be in full force and effect.

(h) Legal Opinions.

(i) PRF shall have received the opinion of Ropes & Gray LLP, transaction counsel to the Company, to the effect set forth in Exhibit E.

(ii) PRF shall have received opinions of Ropes & Gray LLP, intellectual property counsel to the Company, and Hamilton Brook Smith and Reynolds, intellectual property counsel to the Company, to the effect set forth in Exhibits F-1 and F-2, respectively.

(i) Corporate Documents of the Assignors. PRF shall have received on the Closing Date, certificates, dated as of the Closing Date, of an executive officer of each Assignor (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of each Assignor’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of each Assignor authorizing and approving the execution, delivery and performance by such Assignor of the Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of such Assignor who have executed and delivered the Transaction Documents including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Governmental Authority of each Assignor’s jurisdiction of incorporation, stating that such Assignor is in good standing under the laws of its incorporation.

(j) Covenants. Each Assignor shall have complied in all material respects with its covenants set forth in the Transaction Documents.

(k) Closing of Equity Financing. The Company shall have consummated the transactions contemplated by that certain Common Stock and Warrant Purchase Agreement dated the date hereof by and between PRF and the Company (the “Stock Purchase Agreement”), attached hereto as Exhibit G (the “Equity Condition”).

(l) Closing of Debt Financing. Guardian shall have consummated the transactions contemplated by that certain Note Purchase Agreement dated the date hereof by and between Guardian and PRF (the “Note Purchase Agreement”), attached hereto as Exhibit H (the “Debt Condition”).

(m) Issuance of Warrant. The Company shall have issued that certain Warrant to Purchase Common Stock of the Company, in the form attached hereto as Exhibit I.

(n) Closing of Acquisition. The transactions contemplated by the Antara Purchase Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing; provided that PRF acknowledges that the parties to the Antara Purchase Agreement have waived receipt of one of the Required Consents (as defined in the Antara Purchase Agreement) (the “Waived Consent”).

Section 6.03 Conditions Applicable to the Assignors.

The obligation of the Assignors to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by the Assignors in their sole discretion:

(a) Accuracy of Representations and Warranties. The representations and warranties of PRF set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date.

(b) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF’s acquisition or future receipt of the Assigned Interests.

(c) Closing Certificate. The Company shall have received at the Closing a certificate of an authorized representative of PRF certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied in all material respects as of the Closing Date.

(d) Other Financing. The Equity Condition and the Debt Condition shall have been satisfied.

(e) Closing of Acquisition. The transactions contemplated by the Antara Purchase Agreement shall have been consummated or shall be consummated substantially simultaneously with the Closing.

ARTICLE VII

TERMINATION

Section 7.01 Termination Date.

Except as otherwise provided in this Section 7.01 and in Sections 7.02 and 8.01, this Agreement shall terminate upon expiration of the Revenue Interest Period. If any payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 7.02) solely for that purpose. In addition, this Agreement shall sooner terminate if the Company shall have exercised the Call Option or the Full Buy-Down Option or if PRF shall have exercised the Put Option, in each case pursuant to Section 5.07, with the termination date in that event being the date on which the Company completes the repurchase of the Assigned Interests with payment in full to PRF.

Section 7.02 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 7.02 and Sections 5.04, 5.05, 8.01, and 8.05 hereof, which shall survive any termination as set forth in Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival.

(a) All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the termination of this Agreement in accordance with Article VII. Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Sections 5.04, 5.05, 8.01, shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the termination of this Agreement.

(b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

Section 8.02 Specific Performance.

Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03 Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to PRF to:

Paul Royalty Fund Holdings II

c/o Paul Capital Partners

140 East 45th Street, 44th Floor

New York, NY 10017

Attention: Gregory B. Brown, MD

Facsimile No.: (646) 264-1101

with a copy to:

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, IL 60606-5096

Attention: Timothy R.M. Bryant

Facsimile No.: (312) 984-7700

If to the Company or any of its Subsidiaries to:

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Attention: Legal Department

Facsimile No.: 781-398-2530

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Patrick O’Brien

Facsimile No.: (617) 951-7050

or to such other address or addresses as PRF or the Company or its Subsidiaries may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case they shall be deemed effective three (3) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Company nor Guardian shall be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of PRF. Upon advanced written notice to the Company, PRF may assign without consent of the Company or Guardian any of its obligations and rights under the Transaction Documents without restriction; provided, however, that PRF, notwithstanding such assignment, will remain liable under Sections 5.08(g) (to the extent of any amounts subject thereto during the Fiscal Quarter as of the date of such assignment) and 8.05 hereunder.

Section 8.05 Indemnification.

(a) The Assignors hereby indemnify and hold PRF and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each a “PRF Indemnified Party”) harmless from and against any and all Losses (including all Losses in connection with any product liability claims or claims of infringement or misappropriation of any intellectual property rights of any Third Parties) incurred or suffered by any PRF Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by the Assignors in any of the Transaction Documents or certificates given by either Assignor in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by either Assignor pursuant to any Transaction Document, including any failure by any Assignor to satisfy any of the Excluded Liabilities and Obligations; or (ii) any claim or action instituted by the Potential Plaintiffs thereof against a PRF Indemnified Party which is related to Antara.

(b) PRF hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each an “Oscient Indemnified Party”) harmless from and against any and all Losses incurred or suffered by an Oscient Indemnified Party arising out of any breach of any representation, warranty or certification made by PRF in any of the Transaction Documents or certificates given by PRF in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by PRF pursuant to any Transaction Document.

(c) If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or has an adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who may be counsel to the indemnifying party unless such counsel determines it would be inappropriate due to conflict of interest), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 8.06 Independent Nature of Relationship.

(a) The relationship between the Company and its Subsidiaries, on the one hand, and PRF, on the other hand, is solely that of seller and purchaser, and neither PRF, on the one hand, nor the Company or its Subsidiaries, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and its Subsidiaries and PRF as a partnership, an association, a joint venture or other kind of entity or legal form.

(b) No officer or employee of PRF will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.02. No officer, manager or employee of PRF shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c) The Company and/or any of its Affiliates shall not at any time obligate PRF, or impose on PRF any obligation, in any manner or respect to any Person not a party hereto.

Section 8.07 Federal Tax.

Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, the Assignors and PRF shall treat the transactions contemplated by the Transaction Documents as debt for United States tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party to this Agreement has consented to such actions, which consent shall not be unreasonably withheld, or (ii) the party that contemplates taking such an inconsistent position has been advised by counsel in writing that it is more likely than not (x) that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07 or (y) that taking such a position would otherwise subject the party to penalties under the Internal Revenue Code of 1986, as amended.

Section 8.08 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet for Purchase of Revenue Interest, Debt and Equity from Oscient Pharmaceuticals Corporation dated June 29, 2006 between Paul Capital Advisors, LLC and the Company), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, the terms of that certain Confidential Disclosure Agreement by and between the Company and Paul Capital Advisors, LLC dated as of June 8, 2006 shall continue in effect. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09 Amendments; No Waivers.

(a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.10 Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 8.11 Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.12 Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

Section 8.13 Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 8.14 Expenses.

Each party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement; provided, that the Company agrees to reimburse PRF for fifty percent (50%) of PRF’s actual, reasonable and documented out-of-pocket expenses to cover due diligence and other, including legal, expenses associated with the transactions contemplated hereby; and provided, further, that the Company agrees to reimburse and indemnify PRF for any expenses (including reasonable fees and expenses of legal counsel) incurred by PRF in connection with asserting or enforcing of PRF’s rights hereunder, including, without limitation, in connection with any insolvency, bankruptcy or similar proceeding involving the Company.

Section 8.15 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section 8.15 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 8.16 Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.

Section 8.17 Restatement

This restated Revenue Interests Assignment Agreement amends, restates in its entirety and replaces, without novation, the Revenue Interests Assignment Agreement, dated July 21, 2006; provided, however, that the execution and delivery of this restated Revenue Interests Assignment Agreement shall not (a) operate as a waiver of any right, power or remedy of PRF or the Assignors under the Revenue Interests Assignment Agreement, dated as of July 21, 2006 or (b) extinguish or impair any obligations of the Assignors or PRF under the Revenue Interests Assignment Agreement, dated as of July 21, 2006. Notwithstanding the foregoing, for all purposes of the Transaction Documents and the Note Purchase Agreement Schedule 3.12 attached hereto shall be deemed to be Schedule 3.12 attached to the Revenue Interest Assignment Agreement dated as of July 21, 2006.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

OSCIENT PHARMACEUTICALS CORPORATION

By:
Name:
Title:

GUARDIAN II ACQUISITION CORPORATION

By:
Name:
Title:

PAUL ROYALTY FUND HOLDINGS II

By:	Paul Royalty Fund II, LP, its Managing Partner

By:	Paul Capital Royalty Management, LLC, its General Partner

By:	Paul Capital Advisors, LLC, its Manager

By:
Name:	Gregory B. Brown, MD
Title:	Member